Mail Stop 4561
									April 4, 2006

Mr. Jon E. Bortz
President and Chief Executive Officer
LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814

      Re:	LaSalle Hotel Properties
		Form 10-K for Fiscal Year Ended December 31, 2005
		Filed February 23, 2006
		File No. 1-14045

Dear Mr. Bortz:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.



							Sincerely,



Steven Jacobs
Accounting Branch Chief